EXHIBIT 10.2
                                                                    ------------
                                  AMENDMENT TO
                    LOAN AGREEMENT AND RELATED LOAN DOCUMENTS

         This AMENDMENT dated as of this 30th day of October, 2000 to Loan Agreement dated December 18, 1996, as amended to date, (as amended, the "Loan Agreement") and to the Loan Documents (as defined in the Loan Agreement and as amended to date), is by and among PRESSTEK, INC., a Delaware corporation with a principal place of business at 8 Commercial Street, Hudson, New Hampshire 03051 (the "Borrower"), LASERTEL, INC., an Arizona corporation with a principal place of business at 7775 North Casa Grande Highway, Tucson, Pima County, Arizona 85745 ("Lasertel" or the "Guarantor"), and CITIZENS BANK NEW HAMPSHIRE, a bank organized under the laws of the State of New Hampshire with a place of business at 875 Elm Street, Manchester, New Hampshire 03101 (the "Bank").

                                   WITNESSETH:
                                   ----------

         WHEREAS, the Bank has extended a certain revolving line of credit loan to the Borrower in the principal amount of up to Ten Million Dollars ($10,000,000.00) (the "Revolving Line of Credit Loan") and a certain mortgage term loan to the Borrower in the principal amount of Six Million Nine Hundred Thousand Dollars ($6,900,000.00) ("Term Loan") pursuant to the Loan Agreement and certain Loan Documents; and

         WHEREAS, the Borrower has requested, and the Bank has agreed, to (i) increase the principal amount available under the Revolving Line of Credit Loan by $6,000,000 to up to $16,000,000, (ii) extend a second mortgage term loan to the Borrower in the principal amount of Four Million Dollars ($4,000,000.00) (the "Mortgage Loan") to be evidenced by a Term Promissory Note of Borrower to the Bank of near or even date herewith in the principal amount of Four Million Dollars ($4,000,000.00) (the "Mortgage Note"), which Mortgage Loan is to be (x) secured by a Mortgage and Security Agreement and Collateral Assignment of Leases and Rents, and by a Deed of Trust, Assignment of Leases, Security Agreement, and Fixture Filing, each between the Borrower and Bank, all of near or even date (collectively, the "Second Mortgage") and (y) guaranteed under a certain Guaranty Agreement of Guarantor of even date (the "Guaranty"), which Guaranty is to be secured by Guarantor's Security Agreement to Bank of even date, (iii) modify certain provisions pertaining to the Borrower's financial covenants contained in the Loan Agreement, (iv) release Delta V Technologies, Inc. as a guarantor, and (v) add Lasertel, Inc. as a guarantor of the Obligations, all upon and subject to the terms and conditions of the Loan Agreement and the Loan Documents, as the same are amended hereby. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement and/or the Loan Documents, as the case may be.

         NOW, THEREFORE, in consideration of the premises contained herein, the Borrower, the Guarantor, and the Bank hereby agree as follows:

         1.       AMENDMENT OF LOAN AGREEMENT.
                  ----------------------------

         A. Section I. of the Loan Agreement shall be and hereby is deleted in its entirety and replaced with the following:

       I. REVOLVING LINE OF CREDIT. The BANK shall make available to the BORROWER the Revolving Line of Credit Loan in the maximum principal amount of up to Sixteen Million Dollars ($16,000,000.00), as evidenced by the Revolving Line of Credit Promissory Note made by the BORROWER payable to the order of the BANK in the maximum principal amount of up to Sixteen Million Dollars ($16,000,000.00) of even date herewith. The Revolving Line of Credit Loan shall be upon and subject to the terms and conditions set forth in the Revolving Line of Credit Note, the other Loan Documents, and this Agreement.

       A. Maximum Available Amount. The maximum amount available to the BORROWER from time to time under the Revolving Line of Credit Loan shall be the lesser of (1) the amount set forth in the Note evidencing such Revolving Line of Credit Loan, or (2) an amount equal to the aggregate of (a) the applicable percentage of the sum of BORROWER's Acceptable Accounts and
       (b) the applicable percentage of the value of BORROWER's Acceptable Inventory, up to the maximum dollar amount, if any, all as set forth and defined in Section I of Schedule A attached hereto, less the aggregate face amount of all letters of credit outstanding from time to time issued by the BANK in favor of BORROWER. The maximum amount available to BORROWER under the Revolving Line of Credit Loan as determined from time to time under the formula set forth in clauses (2) (a) and (b) above is hereinafter referred to as the BORROWER's "Borrowing Base". The BORROWER agrees that the Bank may, at any time or times, lower the applicable percentages of Acceptable Accounts and Acceptable Inventory for purposes of determining the Borrowing Base to such percentages as the BANK may determine in a commercially reasonable manner to be appropriate based upon any material deterioration of the BORROWER's condition, financial or otherwise, and/or of the condition or quality of the Collateral (as hereinafter defined). At no time shall the aggregate principal amount outstanding under the Revolving Line of Credit Loan exceed Sixteen Million Dollars ($16,000,000.00).

       B. Advances. The Revolving Line of Credit Loan shall be disbursed, advanced, readvanced, and repaid as provided in the Revolving Line of Credit Note and this Agreement. BORROWER may request advances in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (each such separate advance being

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

       hereinafter referred to as an "Advance" and all such advances being collectively referred to as the "Advances") , in writing from time to time in accordance with the provisions of this Agreement and such other procedures as the BANK may from time to time specify in an amount such that (i) the aggregate amounts of all Advances outstanding under the Revolving Line of Credit Loan do not exceed the maximum available amount as set forth in Section I. A. above, and (ii) there shall not be more than six (6) separate Advances (including automatic rollover Advances) outstanding under the Revolving Line of Credit Loan at any one time. The BANK shall be under no obligation to make any Advance (automatic or otherwise) at any time or times during which an Event of Default has occurred or is existing under this Agreement or the Loan Documents, or if any condition exists which, if not cured, would with the passage of time or the giving of notice, or both, constitute such an Event of Default. At the time of each Advance and readvance under the Revolving Line of Credit Loan, BORROWER shall immediately become indebted to the BANK for the amount thereof. Each such Advance or readvance may be credited by the BANK to any deposit account of BORROWER with the BANK, be paid to BORROWER, or applied to any Obligation, as the BANK may in each instance elect. BORROWER authorizes the BANK to charge any account which BORROWER maintains with the BANK for any payments which BORROWER may or must make, or customarily makes, to the BANK from time to time.

       C. Sublimit for Standby Letter of Credit. At the BORROWER's request, the BANK shall issue standby letters of credit (each a "Letter of Credit") under the Revolving Line of Credit Loan (i) to Fuji Photo Film, Inc. in face amounts which in the aggregate do not exceed Six Million Dollars ($6,000,000.00) at any time (the "Fuji Letter of Credit") and (ii) in face amounts which in the aggregate do not exceed Sixteen Million Dollars ($16,000,000.00) less the aggregate face amount of the Fuji Letters of Credit outstanding. The maximum amount available to the BORROWER from time to time under the Revolving Line of Credit Loan under Section I. A. above shall be reduced by the aggregate face amount of all such Letters of Credit then outstanding. Each Letter of Credit shall be issued in accordance with the terms set forth in the letter of credit instrument in favor of a single beneficiary designated by the BORROWER, all in accordance with and subject to the BANK's customary practices and procedures. BORROWER shall reimburse BANK immediately for all payments made under the Letter of Credit issued on behalf of the BORROWER. BORROWER hereby authorizes the BANK to automatically advance funds to BANK, at BANK's sole discretion, under the Revolving Line of Credit to reimburse BANK for any payments made under the Letter of Credit issued on behalf of the BORROWER. Additionally, upon the occurrence of either (i) a Review Date as to which the Revolving Line of Credit is not renewed or
       (ii) an Event of Default hereunder, the BORROWER shall pay to the BANK on demand the full amount of the then outstanding face amount of the Letter of Credit. The BANK shall be entitled to hold the full amount so paid to the BANK by BORROWER pursuant to the preceding sentence until the sooner to occur of (A) the termination or expiration without renewal or extension of the then current outstanding Letters of Credit without further liability to the BANK thereunder, whereupon the BANK shall, provided that there are no other outstanding Obligations, pay over the amount then held by BANK hereunder to BORROWER, or (B) the BORROWER's becoming obligated to reimburse the BANK for a payment made under the Letters of Credit, whereupon the BANK shall be authorized to pay over to itself such amount as is required to satisfy in full the reimbursement obligation of the BORROWER and to retain the balance of the amount held by the BANK until the occurrence of the event specified in clause (A) above. BORROWER further agrees to execute and deliver such further applications, documents and agreements as may be required by BANK from time to time in connection with the issuance of each Letter of Credit. The obligations of payment of BORROWER outstanding from time to time hereunder shall be evidenced by the Revolving Line of Credit Promissory Note of even date herewith.

       D. Review and Repayment. The Revolving Line of Credit Loan shall be subject to review and, at the sole option and discretion of the BANK, renewal on October 31, 2002, and, if renewed, thereafter on each subsequent anniversary of such date (October 31, 2002, and each anniversary thereof to which the Revolving Line of Credit Loan is renewed, being a "Review Date"). IF THE REVOLVING LINE OF CREDIT LOAN IS NOT RENEWED BY THE BANK AS AFORESAID ON ANY REVIEW DATE, THE ENTIRE AMOUNT OF OUTSTANDING PRINCIPAL, ACCRUED INTEREST AND OTHER CHARGES PAYABLE THEREUNDER SHALL BE DUE AND PAYABLE BY BORROWER ON SUCH REVIEW DATE. BORROWER ACKNOWLEDGES AND AGREES THAT THE BANK HAS NO OBLIGATION OR COMMITMENT TO RENEW THE REVOLVING LINE OF CREDIT LOAN ON ANY REVIEW DATE. NOTWITHSTANDING THE FOREGOING, OR ANY PROVISION OF THE REVOLVING LINE OF CREDIT NOTE, ANY OF LOAN DOCUMENTS OR HEREIN TO THE CONTRARY, THE REVOLVING LINE OF CREDIT LOAN IS AND SHALL BE PAYABLE UPON DEMAND BY THE BANK UPON THE OCCURRENCE OF AN EVENT OF DEFAULT.

       E. Interest Rate. The principal balance of each Advance outstanding from time to time under the Revolving Line of Credit Loan shall, unless BORROWER otherwise elects the Prime Rate (as defined below) to apply to such Advance, bear interest during the Advance Term (as defined below) therefor at a fixed rate equal to the LIBOR Rate (as defined below) plus one and one-half percent (1.5%) per annum. As used herein, for each Advance the term "LIBOR Rate" shall mean the rate as determined by the BANK on the basis of the offered rates for deposits in U.S. dollars for a thirty (30), ninety (90) or one hundred eighty (180) day period, as the case may be, which appear on the Telerate page 3750 or Reuter's LIBOR page as of 11:00 a.m. London time on the date that is two
       (2) Banking Days preceding the first day of the Advance Term for such Advance. If such rate does not appear on the Telerate page 3750 or Reuter's LIBOR page, the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a thirty
       (30), ninety (90) or one hundred eighty (180) day period, as the case may be, which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time on the date that is two (2) Banking Days preceding the first day of the Advance Term for such Advance. The principal London office of each of the four major BANKS in the London interbank market will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of all such quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European BANKS for a thirty (30), ninety (90) or one hundred eighty (180) day period, as the case may be, offered by major BANKS in New York City at approximately 11:00 a.m., New York City time, on the date that is two (2) Banking Days preceding the first day of the Advance Term for such Advance. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage on the BANK with respect to LIBOR deposits of the BANK, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage actually maintained by the BANK. In the event of any such imposition of a Reserve Percentage, the BORROWER may elect by written notice to the BANK to have the entire principal amount of all outstanding Advances bear interest at the Prime Rate (as hereinafter defined). For purposes hereof, "Reserve Percentage" means the rate (expressed as a decimal) at which the BANK is required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System against Eurodollar liabilities outstanding. Interest shall be calculated and charged daily on the basis of actual days elapsed over a three hundred sixty (360) day banking year. The "Advance Term" for each Advance shall be one or more periods of thirty
       (30), ninety (90) or one hundred eighty (180) days each (but in no event beyond the maturity date or next Review Date for the Loan or portion thereof to be subject to such Interest Rate) beginning on the Banking Day elected by the BORROWER for such Advance to be made. BORROWER shall notify BANK in writing at least two (2) Banking Days in advance of the date upon which the BORROWER desires the Advance to be made. BORROWER's notice to BANK as aforesaid shall specify the amount requested to be advanced under the Revolving Line of Credit Loan and the date such Advance is to be made (which must be a Banking Day). The entire principal amount of each outstanding Advance shall either be repaid in full as of the end of the Advance Term therefor or, if not repaid in full, shall automatically (and without requirement of written notification by BORROWER) be deemed a new Advance as to which (i) the Advance Term shall commence as of the next day after last day of the Advance Term then ending and (ii) the interest rate therefor shall be equal to a fixed rate equal to the LIBOR Rate as of two (2) Banking Days preceding the first day of such new Advance Term plus one and one-half percent (1.5%) per annum. As used herein, the term "Prime Rate" shall mean the rate published by The Wall Street Journal from time to time under the category "Prime Rate: The Base Rate of Corporate Loans posted by at least 75% of the Nation's 30 Largest Banks" (the lowest of the rates so published if more than one rate is published under this category at any given time) or such other comparable index rate selected by the BANK in its sole discretion if The Wall Street Journal ceases to publish such rate. The BORROWER acknowledges that the Prime Rate is used for reference purposes only as an index and is not necessarily the lowest interest rate charged by the BANK on commercial loans. Each time the Prime Rate changes the interest rate under the Revolving Line of Credit Loan shall change contemporaneously with such change in the Prime Rate. Interest shall be calculated and charged daily on the basis of actual days elapsed over a three hundred sixty (360) day banking year.

       F. Change in Circumstances; Prepayments. Notwithstanding the foregoing, if as a result of any change in any foreign or United States law or regulation (or change in the interpretation thereof) it is determined by BANK that it is unlawful to maintain an Advance, or if any central BANK or governmental authority (foreign or domestic) shall assert that it is unlawful to maintain a Advance, then such Advance shall terminate and, if not then repaid in full, shall bear interest at the Prime Rate. If for any reason an Advance is terminated or prepaid prior to the end of an Advance Term, the BORROWER shall, upon demand by BANK, pay to BANK any amounts required to compensate BANK for any losses, costs, or expenses which it may reasonably incur as a result of such termination or prepayment, including, without limitation, any losses, costs, or expenses incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the BANK to fund or maintain such Advance. For purposes hereof, a "Banking Day" means a day upon which banks are open for business to the general public in New Hampshire, and upon which dealings are carried on and banks are open for business in the London interbank market.

       G. Purposes. Amounts advanced to BORROWER under the Revolving Line of Credit Loan shall be used solely for BORROWER's ordinary working capital requirements and general corporate purposes.

       I - A. Term Loan. The BANK shall extend a mortgage term loan to the BORROWER in the principal amount of Six Million Nine Hundred Thousand Dollars ($6,900,000.00) ("Term Loan") evidenced by a Term Promissory Note of BORROWER to BANK dated February 6, 1998 in the original principal amount of Six Million Nine Hundred Thousand Dollars ($6,900,000.00) ("Term Note"). The Term Note shall bear interest at a fixed rate equal to seven and twelve hundredths percent (7.12%) per annum during the first five (5) years thereunder (the "Fixed Rate"); and, thereafter, at the Term LIBOR-based Rate (as defined below) equal to the LIBOR rate (as defined in Section I.D. hereinabove) plus two percent (2%) per annum (the "Term LIBOR -based Rate"). Interest shall be calculated and charged daily on the basis of actual days elapsed over a three hundred sixty (360) day banking year. The Term Loan shall have a term of ten (10) years, be payable upon the terms set forth in the Term Note, and shall be otherwise subject to the terms and conditions set forth in this Agreement and the other Loan Documents. BORROWER may prepay the outstanding principal balance of the Term Loan in whole, but not in part, at any time, subject to payment by BORROWER to BANK of all prepayment premiums, penalties, charges, and reimbursement obligations provided under the Term Note. Notwithstanding any other provision of this Agreement or any of the Loan Documents, in the event that the BORROWER elects to terminate the Revolving Line of Credit Loan for any reason, the BORROWER shall immediately pay to BANK all then outstanding principal, and accrued and unpaid interest, under the Term Loan and, in connection therewith, BORROWER shall pay to BANK all prepayment premiums, penalties, charges, and reimbursement obligations provided under the Term Note.

       I - B. Mortgage Loan. The BANK shall extend a mortgage term loan to the BORROWER in the principal amount of Four Million Dollars ($4,000,000.00) ("Mortgage Loan") evidenced by a Term Promissory Note of BORROWER to BANK of near or even date in the original principal amount of Four Million Dollars ($4,000,000.00) ("Mortgage Note"). The Mortgage Loan shall bear interest at the rate set forth in the Mortgage Note, have a term of ten
       (10) years, be payable upon the terms set forth in the Mortgage Note, and shall be otherwise subject to the terms and conditions set forth in this Agreement and the other Loan Documents. BORROWER may prepay the outstanding principal balance of the Mortgage Loan at any time, subject to payment by BORROWER to BANK of all prepayment premiums, penalties, charges, and reimbursement obligations provided under the Mortgage Note. Notwithstanding any other provision of this Agreement or any of the Loan Documents, in the event that the BORROWER elects to terminate the Revolving Line of Credit Loan for any reason, the BORROWER shall immediately pay to BANK all then outstanding principal, and accrued and unpaid interest, under the Mortgage Loan and, in connection therewith, BORROWER shall pay to BANK all prepayment premiums, penalties, charges, and reimbursement obligations provided under the Mortgage Note.

         B. Section VII. Q. entitled "Additional Financial and Other Covenants" shall be and hereby is deleted in its entirety and replaced with the following:

        1. Funded Debt Ratio. BORROWER shall have, on a consolidated basis with Guarantor, a ratio of Funded Debt (as hereinafter defined) to EBITDA (as hereinafter defined) of not greater than 2.5:1 as of December 31, 2000 and as of each fiscal quarter thereafter. "Funded Debt" shall mean all indebtedness of BORROWER for borrowed money evidenced by notes, bonds, debentures, or similar evidences of indebtedness and which by its terms matures more than one year from, or is directly or indirectly renewable or extendible at BORROWER's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including capital lease obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the BORROWER, and also including, the Obligations, all as determined in accordance with generally accepted accounting principles from Borrower's Financial Statements. "EBITDA" means BORROWER's earnings for the twelve-month period prior to the date of determination, before reduction for interest, taxes, depreciation, and amortization expense, during the prior four (4) fiscal quarters ending on the date of determination, excluding expenses incurred and amounts paid by Borrower in Borrower's fourth fiscal quarter 1999 in connection with the settlement of the Current Lawsuits (as defined and disclosed on Schedule VI.D. of the Loan Agreement), all as determined in accordance with generally accepted accounting principles from BORROWER's Financial Statements.

        2. BORROWER shall maintain, on a consolidated basis with Guarantor, Cash Equivalents (as hereinafter defined) of not less than $2,500,000.00 at all times. For purposes hereof, "Cash Equivalents " shall mean the aggregate amount of all cash, bank accounts, certificates of deposit, and marketable securities (i.e. equity securities listed on the New York or American stock exchanges or quoted on the National Association of Securities Dealers Automated Quotation system (NASDAQ), state or municipal bonds, or United States Treasury securities) as at the fiscal quarter ending on the date of determination, all as determined in accordance with generally accepted accounting principals from the Financial Statements; and

        3. Net Income. BORROWER shall have, on a consolidated basis with Guarantor, Quarterly Net Income greater than zero (0) for each fiscal quarter, commencing with the fiscal quarter ending December 31, 2000. "Quarterly Net Income" means net income for the fiscal quarter prior to the date of determination (determined without including in the calculation thereof extraordinary or one-time expenses of the BORROWER), all as determined in accordance with generally accepted accounting principles from Borrower's Financial Statements.

         C. Schedule A attached hereto as Exhibit A shall be added to the Loan Agreement and made a part thereof.

         D. Schedule II to the Loan Agreement shall be deleted in its entirety and replaced with Schedule I attached hereto as Exhibit B.

         E. Any and all references to the "Loan" or "Loans", the "Obligations" and "Secured Obligations" in the Loan Agreement and Loan Documents shall include the Mortgage Loan and the Mortgage Note. The Loan Documents shall include the Mortgage Note and the Second Mortgage.

         F. For and in consideration of the Bank entering into this Amendment and extending to the Borrower the Mortgage Loan, the Borrower shall deliver and cause to be delivered the Second Mortgage to secure the obligations of the Borrower to the Bank, all in form and substance satisfactory to the Bank and its legal counsel, together with such certifications of title, liability, casualty, and title insurances, legal opinions, assignments, and guaranties as the Bank and its legal counsel may deem necessary and appropriate in connection with the delivery of the Second Mortgage. In addition, Bank shall have received a satisfactory market value appraisal of each of the Mortgaged Property located in Tucson, Arizona and Hudson, New Hampshire (as defined and described in the Mortgage and the Second Mortgage) indicating a combined loan to value ratio not greater than seventy five percent (75%), to be performed by an independent appraiser approved by and engaged by Bank, with the cost to be borne by Borrower (collectively, the "Appraisal").

         2.       REPLACEMENT OF REVOLVING LINE OF CREDIT NOTE.
                  --------------------------------------------

         To reflect the amendments hereby, the Bank, the Borrower, and the Guarantor agree that the Note evidencing the Revolving Line of Credit Loan dated December 18, 1996 shall be substituted and replaced in full by a Replacement Revolving Line of Credit Promissory Note in the principal amount of up to Sixteen Million Dollars ($16,000,000.00) made by the Borrower payable to the order of the Bank in form attached hereto as Exhibit C to be executed and delivered contemporaneously herewith (the "Replacement Note"), such that the indebtedness of the Borrower currently due and owing to the Bank under the Revolving Line of Credit Loan shall hereafter be evidenced by the Replacement Note.

3.       MORTGAGE NOTE.
         -------------

       To reflect the amendments hereby, Borrower agrees that the Mortgage Loan shall be evidenced by a Term Note in the principal amount of Four Million Dollars ($4,000,000.00) made by the Borrower payable to the order of the Bank in form attached hereto as Exhibit D to be executed and delivered contemporaneously herewith.

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

        4.        GUARANTEES.
                  ----------

         The Amended and Restated Guaranty Agreement of Delta V Technologies, Inc. to the Bank dated February 6, 1998, as amended to date, shall be and hereby is terminated as of the date hereof, in consideration and exchange for the guaranty of the Loans by Lasertel, Inc. pursuant to the Guaranty Agreement in the form attached hereto as Exhibit D to be executed and delivered by Lasertel contemporaneously herewith (the "Guaranty"). Any and all references to the Guarantor(s) in this Agreement, the Loan Agreement and the other Loan Documents shall hereafter mean Lasertel.

        5.       SECURITY AGREEMENTS.
                 -------------------

         The Security Agreement of the Borrower dated December 18, 1996, as amended to date, shall be and hereby is amended to reflect the terms and conditions of this amendment and to include among the Secured Obligations under each such agreement the Mortgage Loan and the Mortgage Note. The Guaranty shall be secured by a Security Agreement in the form attached hereto as Exhibit E to be executed and delivered by Lasertel contemporaneously herewith (the "Lasertel Security Agreement"). Any and all references to the Loan Documents or the Security Agreement(s) shall include the Lasertel Security Agreement.

         6.      AMENDMENT OF OTHER LOAN DOCUMENTS.
                 ---------------------------------

         Each of the other Loan Documents, whether or not specifically referenced herein, shall be and hereby is amended to reflect the terms and conditions of this amendment.

         7.      REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES.
                 -----------------------------------------------

         Borrower hereby confirms, reasserts, and restates all of the representations and warranties under the Loan Agreement and the Loan Documents, as amended hereby, as of the date hereof, including without limitation, the representations and warranties set forth in Article VI of the Loan Agreement.

         8.      REAFFIRMATION OF AFFIRMATIVE COVENANTS.
                 --------------------------------------

         Borrower hereby confirms, reasserts, and restates its Affirmative Covenants as set forth in Article VII of the Loan Agreement and the Loan Documents, as amended hereby, as of the date hereof.

         9.      REAFFIRMATION OF NEGATIVE COVENANTS.
                 -----------------------------------

         Borrower hereby confirms, reasserts, and restates its Negative Covenants as set forth in Article VIII of the Loan Agreement and the Loan Documents, as amended hereby, as of the date hereof.

         10.      FURTHER REPRESENTATION AND WARRANTIES.
                  -------------------------------------

         The Borrower represents and warrants to the Bank as follows:

         (a) The execution, delivery and performance of this Agreement and the documents relating hereto (the "Amendment Documents") are within the power of the Borrower and are not in contravention of any law, the Borrower's Articles of Incorporation, By-laws or the terms of any other documents, agreements or undertaking to which the Borrower is a party or by which the Borrower is bound. No approval of any person, corporation, governmental body or other entity not provided herewith is required as a prerequisite to the execution, delivery and performance by Borrower of the Amendment Documents or any of the documents submitted to the Bank in connection with the Amendment Documents to ensure the validity or enforceability thereof.

         (b) All necessary corporate action has been taken by the Borrower to authorize the execution, delivery and performance of the Amendment Documents which, when executed on behalf of the Borrower, will constitute the legally binding obligations of the Borrower, enforceable in accordance with their respective terms.

         11.      NO FURTHER EFFECT.
                  -----------------

         Except as amended hereby, the terms and conditions of the Loan Agreement and each of the Loan Documents as set forth therein shall remain unchanged and, as hereby amended, are in full force and effect.

         IN WITNESS WHEREOF, the Borrower, the Guarantor and the Bank have executed and delivered this Amendment to the Loan Agreement and Related Loan Documents all as of the day and year first above written.

WITNESS:                                      BORROWER:
                                              PRESSTEK, INC.



/s/ Jennifer McKay Tardif                 By: /s/ Robert W. Hallman
-------------------------                     -------------------------
                                              Robert W. Hallman
                                              President and Chief Executive
                                              Officer

                                              GUARANTOR:
                                              LASERTEL, INC.


/s/ Jennifer McKay Tardif                     By: /s/ Diane L. Bourque
------------------------                          ------------------------
                                              Name: Diane L. Bourque
                                              Title: Secretary, Treasurer


                                              BANK:
                                              CITIZENS BANK NEW HAMPSHIRE



/s/ Vasiliki Canotas                          By: /s/ John Mercier
------------------------                          ------------------------
                                                  John Mercier, Vice President

                                    EXHIBIT A
                                    ---------

                           CITIZENS BANK NEW HAMPSHIRE

                            COMMERCIAL LOAN AGREEMENT

                                   SCHEDULE A
                                   ----------

                            BORROWING BASE PROVISIONS

I. Percentages and Definitions for determination of BORROWER's Revolving Line of Credit Borrowing Base under Section I. A.

Applicable Percentage of Acceptable Accounts:  75%

Applicable Percentage of Acceptable Inventory: 40%, up to maximum dollar amount attributable to such inventory at any time of not greater than $3,000,000.00

Definition of Acceptable Accounts: The term "Acceptable Accounts" means those of the BORROWER's accounts and accounts receivable as the BANK determines to be satisfactory, in the BANK's sole discretion. Subject to the foregoing, "Acceptable Accounts" shall not include any service charges or sales or other taxes and shall be accounts of the BORROWER: (i) which arise in the ordinary course of BORROWER's business from BORROWER's performance of services or sale of goods which have been performed or sold; (ii) which are not more than ninety
(90) days old from date of invoice (in the event that fifty percent [50%] of the accounts receivable from a particular account debtor are over ninety (90) days old, all of the accounts receivable from that particular account debtor shall be excluded from Acceptable Accounts); (iii) which are not evidenced by a promissory note or other instrument; (iv) which are payable in U.S. Dollars; (v) which are owed by any customer whose principal place of business is within the United States or any foreign accounts which are FCIA-insured; (vi) which are owed by any corporation or other entity other than one which is related to the BORROWER, or is of common ownership with the BORROWER, or could be treated as a member of the same controlled group of corporations of which the BORROWER is a member; (vii) which constitute valid, binding, and enforceable obligations of account debtors which are not subject to any claim, counterclaim, set off, credit, allowance, or chargeback; (viii) as to which the BORROWER has received no notice and has no knowledge as to whether the account debtor (or any guarantor or endorser thereof) is bankrupt or insolvent, or any other facts which make the collection of the account doubtful; (ix) which are not owed by any person employed by, or salesman of, the BORROWER; (x) which do not arise out of the sale by the BORROWER of goods consigned or delivered to the BORROWER on "sell or return" terms (whether or not compliance has been made with Section 2-326 of the UCC); and (xi) which do not arise out of any sale made on a "bill and hold", dating, or delayed shipping basis. Accounts payable by BORROWER to any account debtor shall be netted against accounts due from such debtor.

Definition of Acceptable Inventory: The term "Acceptable Inventory" shall mean BORROWER's inventory, valued at the lower of cost on a "first-in/first-out" basis or fair market value, which is owned and held by BORROWER at its places of business for sale in the ordinary course of BORROWER's business as presently conducted by it and which is subject to a valid and prior, fully perfected security interest of BANK, free of all security interests or liens of any other person.

        The following inventory will not, in any event, constitute Acceptable
Inventory:

                (a) inventory which is obsolete, not in good condition, not of merchantable quality or saleable in the ordinary course of business or which is subject to defects which would affect its market value;

                (b)  supplies and packaging materials and labels;

                (c) inventory which BANK, in its sole discretion exercised in good faith, determines to be ineligible because of age, type, category, or quantity; and

                  (d) inventory in the possession of any person other than BORROWER.

BORROWER shall furnish the BANK on a monthly basis, within thirty (30) days of month end, with a Borrowing Base Certificate substantially in the form attached hereto as Exhibit A-1, which shall be accompanied by a reconciliation of accounts, accounts receivable and inventory, and aging reports therefor, all in a form reasonably acceptable to the BANK.

The acceptance of or characterization by the BANK of any account as an Acceptable Account or inventory as Acceptable Inventory shall not be deemed a determination by the Bank as to its actual value nor in any way obligate BANK to accept any account arising subsequently from such debtor to be, or to continue to deem such account to be, an Acceptable Account. All accounts and inventory of BORROWER whether Acceptable Accounts, Acceptable Inventory, or not, shall constitute Collateral under the Security Agreement.

                           CITIZENS BANK NEW HAMPSHIRE
                                 LOAN AGREEMENT
                                   SCHEDULE A

                                   EXHIBIT A-1

                           BORROWING BASE CERTIFICATE

         The undersigned hereby certifies to Citizens Bank New Hampshire (the "BANK) pursuant to Schedule A of the Loan Agreement (the "Agreement") dated December 18, 1996, as amended to date, as follows:

Calculation of Borrowing Base:
-----------------------------

1.      Total Accounts Receivable as of
        _________________, 200__, as per
        attached Aging Report ("Certified
        Accounts")                                                 $

2.      Disqualified Accounts:
        Accounts over 90 days from
        invoice due date                              $
        Intercompany accounts                         $
        Other non-qualifying accounts                 $
        Total Disqualified Accounts                                $

3.      Item 1 minus item 2 ("Acceptable

        Accounts")                                                 $

4.      Advance Rate on Acceptable

        Accounts per Agreement                                         75%
                                                                  --------

5.      Item 3 times item 4                                        $

6.      Total Acceptable Inventory as of
        _________, 200__, as per attached
        Inventory Statement                                        $


7.      Advance Rate on Acceptable Inventory                           40%
                                                                  --------

8.      Item 6 times Item 7                                       $

        Available Commitment:

9.      Available Commitment under Revolving
        Line of Credit (Lesser of Item 5 plus

        Item 8 or $16,000,000.00)                                 $
               --

Based upon the foregoing calculation made as of the close of business on the date indicated below, the undersigned hereby requests that the BANK make advances to BORROWER under the Revolving Line of Credit Loan in accordance with the provisions of Section I of Schedule A of the Loan Agreement, which advances, when added to the outstanding principal amount of all other advances under the Revolving Line of Credit Loan, do not exceed the Available Commitment. Except as set forth in the accompanying letter, the undersigned hereby reasserts and restates all representations and warranties set forth in the Agreement as of the date hereof and certifies that no Event of Default under the Agreement, or any event which with the passage of time or the giving of notice, or both, would constitute an Event of Default, has occurred and is continuing. Each capitalized term used, but not defined herein, shall have the respective meaning set forth in the Agreement.

        WITNESS the execution hereof on the ____ day of ____________, 200__.

                                         PRESSTEK, INC.



                                         By:

Witness                                     Signature and Title/ Duly Authorized

                                    EXHIBIT B
                                    ---------

                           CITIZENS BANK NEW HAMPSHIRE
                                 LOAN AGREEMENT
                                   SCHEDULE II
                                   -----------

                            FEES PAYABLE BY BORROWER
                            ------------------------

Annual Revolving Line of Credit Fee: $25,000.00 payable on the date hereof and annually thereafter.


Annual Letter of Credit Fee: 0.75% per annum of the face amount of the each Letter of Credit issued under the Revolving Line of Credit upon issuance, renewal, and each anniversary thereof, subject to adjustment as provided in the Loan Agreement, and other standard bank fees in effect from time to time.

Mortgage Loan Fee:  $12,500.00 payable on the date hereof.